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                          NAPSTER, INC.
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       (Name of Registrant as Specified in Its Charter)

          PERRY H. ROD, THOMAS SAILORS, KAVAN P. SINGH
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Perry H. Rod, Thomas Sailors and Kavan P. Singh today released the press release below relating to Napster, Inc.

PERRY H. ROD, THOMAS SAILORS AND KAVAN P. SINGH INTEND TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE NAPSTER, INC. 2008 ANNUAL MEETING. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF NAPSTER, INC. FOR USE AT THE 2008 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF NAPSTER, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE
AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION WILL BE CONTAINED IN SUBSEQUENT FILINGS BY ROD WITH THE SECURITIES AND EXCHANGE COMMISSION AND IN AMENDMENTS THERETO.

Press Release, June 26, 2008

On May 21, 2008 Napster shareholders Perry H. Rod, Thomas Sailors and Kavan
P. Singh requested that Napster's nominating committee consider their nominations for the three board seats up for election at the next annual meeting. The company responded on June 13 by indicating the nominating committee had rejected the nominations. We are therefore preparing an independent proxy that will allow shareholders to vote on our nominations as well as the following corporate governance proposals that we are sponsoring:
1) a proposal urging the company to separate the roles of chairman and CEO,
2) a proposal asking the company to allow a non-binding shareholder vote on executive compensation, and 3) a bylaw to require a majority vote for the election of directors.

In December 2004 and January 2005 Napster, Inc. common stock traded as high as ten dollars per share giving the company a market capitalization of $355 million based on approximately 35.5 million shares outstanding at that time. Net cash on the balance sheet was approximately $140 million and the company had no debt, implying an enterprise value of $215 million. Subsequently, 85% of Napster's shareholder value has evaporated and enterprise value has shrunk to nil as the stock declined to a fifty day moving average price of $1.50.
At this price Napster's market capitalization is $69 million, slightly less than cash on the balance sheet at fiscal year end March 2008. Despite trailing twelve months revenue of $127.5 million, no debt, a portfolio of valuable intangible strategic assets, and having reduced cash burn to breakeven, Napster's stock is trading as if the company has zero going concern value.

While considerable venture capital has flowed into digital music startups over the last five years, primarily into revenue-challenged experimental business models that have been largely disappointing, the market fails to discern and account for important differences that set Napster apart, assigning no value to this strategic media asset with 760,000 paying subscribers, a growing, globally scalable business model and multiple revenue streams. As a point of reference, in May 2007 CBS paid $280 million for Last.fm, a VC-funded streaming music model supported by undisclosed advertising revenue and negligible, if any, paying subscribers./1/ We believe Napster may hold considerably more value than Last.fm as it not only has comparable intangible assets, which are difficult and expensive to duplicate, but impressive subscriber revenue, a valuable brand, and cash.

The following table illustrates a liquidation analysis of Napster's readily salable assets and related liabilities as reported in the company's most recent 10-K for the fiscal year ending March 2008 or from estimates footnoted below:

      READILY SALABLE ASSETS $(000)    RELATED LIABILITIES    $(000)
      Cash                69,800       A/P                     1,700
      A/R                  2,400       Accruals               31,100
      Napster Brand (1)    5,700       Debt                        0
      Subscribers (2)     38,000       Total                  32,800
      Total              115,900       Est. Liquidation Value 83,100

      (1) In November 2002, after the original Napster was adjudicated illegal and bankrupt, the trademark and related intangibles were purchased by Napster's predecessor, Roxio, for $5.7 million.

      (2) $50 per subscriber, approximately one times gross profit.
      In January 2007 Napster effectively paid $50 per head for 225,000 subscribers generating substantially less average annual revenue (est. at $120 each) in a purchase from AOL.

__________
     /1/ In January 2008 Last.fm announced plans to add a subscription element to its business model but at this time only offers the option of eliminating advertising from the limited streaming user experience at a cost of 2.50 pounds per month. It has not implemented unlimited streaming, tethered downloads or track purchases like Napster. Warner Music pulled its entire catalog from the site on June 6 according to a June 12 report in The Guardian and widespread other reports in the trade press.

Under the assumptions presented above, with 46.4 million shares outstanding, if Napster were simply liquidated its stock would be worth $1.79 per share. This excludes any value for net operating loss carry forwards or the intangible asset portfolio. If Napster were purchased by a strategic buyer we believe the following intangibles would form the basis for the majority of total enterprise value:

     - An internally developed digital content engine capable of tracking, delivering and monetizing a vast and constantly changing catalog of music and video supporting multiple revenue and delivery models, including tethered subscriptions, a la carte downloads, over-the-air ("OTA") mobile, and webcast streams. This "backend" is a unique strategic asset built and maintained by 56 software engineering and 13 customer support personnel.

     - The largest legal DRM-free mp3 digital music library in existence at over 6 million songs. It is the only digital library with DRM-free mp3 files from all four major recording labels, as well as thousands of independents, offering digital music under an unlimited subscription model, an a la carte purchase model, an over-the-air mobile phone delivery model and a free streaming advertising supported model. Assembly and maintenance of such a library involves multiple levels of intellectual property negotiations in multiple legal venues as internet delivered services are available throughout the U.S., Canada, the U.K., Germany and Japan.

     - Strategic partnerships with cellular phone operators providing Napster Mobile OTA music download services in the U.S. and abroad: United States/ATT, United Kingdom/O2, Ireland/O2, Japan/NTT & KDDI, Switzerland/Swisscom, Italy/Telecom Italia, Portugal/TMN, and Chile/Entel. Due to Japan's pervasive and mature 3G network, Napster Mobile Japan also includes OTA subscription synchronization allowing unlimited downloads to one's mobile phone, comparable to that offered via the internet in N. America and Europe, for a set monthly subscription price.

     - An independent analysis of Napster's net operating loss carry forward ("NOL") published by Bear Stearns on February 11, 2008 disclosed the following: $82 million in federal NOLs, $78 million in state NOLs, and $10 million in foreign NOLs yielding an estimated net present value ("NPV") to an acquirer of $14 million. This assumes the company is acquired by a taxable entity at an unlikely acquisition price of $1.63 per share/2/ thus limiting the acquirer's deduction to $60 million, $3 million per year over twenty years, of the $82 million federal NOL. No value was assigned to the remaining $22 million in federal NOLs or any of the state or foreign NOLs. A higher purchase price and ability to utilize state and/or foreign NOLs would yield a higher NPV estimate of NOL value to a purchaser.

Returning to the Last.fm comparison, while not directly interchangeable without modification, Napster's intangible assets comprise a component of the enterprise comparable to Last.fm, a company with negligible tangible assets, no comparable subscription product and few, if any, paying subscribers. To be conservative, and to accommodate for hypothetical modification expenditure necessary to replicate similar functionality and market positioning, assume Napster's non-cash, non-subscriber assets are worth $80 million less than the price CBS paid, or $200 million. Under that assumption Napster should have a market value of at least $297.1 million, comprised of $83.1 million net liquidation value, $200 million intangible asset value, and $14 million NOL value; or 2.2 times revenue and $6.40 per share./3/
__________
     /2/ When the Bear Stearns report was published Napster stock was trading at $1.63 per share. Bear noted in the report that it was unlikely the company would be acquired at such a low valuation but used that price in its NOL NPV calculation to be conservative.

     /3/ For comparative valuation purposes only. We do not advocate a wholesale change in Napster's business model although the use of social networking functionality should be explored.

A second, more direct, comparable can be derived from Viacom's August 2007 purchase of 49% of a newly formed joint venture containing Real Networks' U.S. portion of the Rhapsody digital music service, a nearly identical competitor to the domestic portion of Napster's business in terms of number of subscribers and services offered, with one important exception: Rhapsody had not yet deployed its U.S. mobile strategy with Verizon, whereas Napster and ATT were already six months into the deployment of their strategic partnership. According to an August 22, 2007 analysis by Jefferies and Co., Viacom's contribution to the joint venture valued Rhapsody America at approximately $230 million. Again, to be conservative, Napster's business in the U.K., Germany, Japan and overseas mobile efforts will be ignored in the comparison. Using Viacom's investment as a comparable valuation benchmark and adding Napster's cash, brand and NOL value produces market value again approximating $300 million, or 2.3 times revenue and $6.47 per share.

We believe it is instructive that two recent arms length transactions involving similar or nearly identical assets produced approximately equivalent comparative values for Napster. Indeed, with an invigorated mobile strategy riding on an expanding 3G network deployment in the U.S., and a new marketing plan that connects with adult music enthusiasts, both of which are discussed below, it would not be unreasonable to believe Napster should approach market value of $500 million. To summarize, at $1.50 per share Napster's stock trades substantially below the value we believe it is worth today and less than its rock bottom liquidation value of $1.79 per share. At today's valuation, Napster has the dubious distinction of being worth more dead than alive. We believe this discrepancy is a result of negative sentiment surrounding almost all music content businesses due to the unresolved effects of piracy, but also due to a lack of confidence in the way the company is governed.

Over a period of years, we have attempted to communicate concerns and hold substantive discussions with management regarding subscriber metrics and corporate strategy. Although management has periodically provided limited telephonic and email exchanges with the nominees, such communications have been unsatisfactory in addressing our concerns. By its own admission, management has been focusing almost entirely on the mobile phone strategy to reinvigorate subscriber growth. So far, this has not occurred. We also believe there has been a certain degree of "just wait it out" mentality permeating strategic decision making, perhaps based on anticipation or hope the iPod fashion would fade, that forces might converge to make Apple's DRM interoperable with third party content, or that the internet service providers, Congress, the courts or regulatory authorities would act to reduce rampant intellectual property theft via illegal file sharing. Regardless, sales and marketing spend was curtailed in fiscal 2007, and dramatically so in 2008, as a result of disappointing results from previous expenditures. Although it was clearly wise to stop what wasn't working, we believe Napster's advertising was ineffective primarily due to improper focus.

It is our view that Napster's demographic profile for the subscription model revolves around financially secure adults of all ages, and we believe there is exceptional opportunity to focus on adults who have not fully altered their in-home music consumption patterns from physical to digital. We believe the value proposition is unique and compelling for this demographic but we do not believe the company has effectively connected or communicated with these people. In our opinion, much greater focus should be directed toward explaining exactly how to set up one's home entertainment system with Napster's unlimited music service and how a single subscription can supply an entire family's music demand with legal, virus-free unlimited access to virtually all genres and artists at an affordable price.

With respect to Napster's mobile music strategy, we believe it holds great promise if the offering is positioned and delivered properly. So far, Napster's U.S. mobile partner, while clearly an excellent choice due to the size of its subscriber base, has been somewhat disappointing with respect to
1) how it has positioned the brand and value proposition with its subscribers, and 2) failure to facilitate a seamless user interface and overall music experience. In order to be attractive we believe the mobile offering must include OTA subscription synchronization, more hardware compatibility, better software integration, and integrated billing. With ATT scheduled to roll out its 3G network this summer it should have the capacity to support OTA subscription synchronization comparable to that deployed by Napster's mobile partners in Japan.

In summary, we believe that Napster shareholders deserve better representation overall and that the company would benefit from a fresh perspective. We believe the value discrepancy is largely due to lack of confidence in governance. An example of laxity in governance is reflected in the level of performance-based incentives granted over the last three years in the face of a dramatic decline in shareholder value. Also, according to SEC filings, none of the non-executive directors have made material open market purchases of stock, i.e., almost all their shares were granted outright or through option grants. We believe the incumbent board has had ample opportunity to demonstrate its effectiveness and that shareholders would be better served by directors who have risked capital and expect to share in the same potential rewards. Although our ideas and effort will be channeled toward achieving profitability and building value as an independent entity, we are open minded to the possibility that the most productive strategy for recovering shareholder value may be one of further cost reductions and exploration of strategic alternatives for the business as a whole. We cannot know the answer, however, until access to the board is obtained and more due diligence is performed.

(Consent to cite or quote the publications mentioned in this article has not been sought or obtained.)
____________________________________________________________________
About the nominees
Perry H. Rod, 29, is an independent professional investor from Encino, California. Aside from working in that capacity for over eight years, Mr. Rod is also president of Market Rap LLC, which is developing a collaborative community website for investors, as well as chairman of the board of directors of The Paradise Project, a non- profit religious organization. Mr. Rod is a cum laude graduate of Georgetown University who has performed professionally as a musician in the Los Angeles area. He is the holder of 73,001 shares of Napster, Inc. common stock at this time.

Thomas Sailors, 49, managing member of Cloverdale Investments LLC, a personal investment holding company. Prior to September 2002, he was managing director at Banc of America Securities, established and managed the Chicago office of the leveraged finance division of US West Capital Corporation, was an associate at Morgan Stanley and Co. in New York and Chicago, was an investment analyst with the private advisory investment services group at Merrill Lynch in Miami, Florida, and was a corporate lending officer at the First National Bank in Dallas. Mr. Sailors is a Chartered Financial Analyst, holds an MBA from the Kelley School of Business at Indiana University and a BSc. in finance from Kansas State University, and is a board member of the KSU Department of Finance Advisory Board. He has been a shareholder of Napster since 2005 and holds 566,000 shares at this time.

Kavan P. Singh, 26, entrepreneur, began franchise ownership in Cold Stone Creamery in 2004 and currently owns and operates 10 franchise locations in California and Missouri through Amrit LLC and Ardaas LLC, respectively, of which he is president. In 2006, Mr Singh expanded business ventures in the health care industry through Lindenwood Care Corp., of which he is president, by acquiring a 109- bed assisted living facility in St. Louis, Missouri. Mr. Singh is also a consultant and business development officer for the family-owned medical practice, Singh Medical Specialists, which was founded in 1975 and is a subsidiary of Farid LLP, of which he is a limited partner. His projects in development at Farid LLP include private healthcare investments including acquiring additional assisted living facilities, development of a dialysis center, non-invasive imaging diagnostics, and an urgent care center. From 2001 to 2005 Mr. Singh was employed as a broker at World Group Securities, Inc., where he last held the title of Marketing Director. Mr. Singh is currently a beneficial shareholder of 9,179 shares.

Interested parties may contact the nominees at the following numbers:

Perry H. Rod:  (818)  577-7389
Thomas Sailors:  (214)  390-5799
Kavan P. Singh:  (714)  926-0273

PERRY H. ROD, THOMAS SAILORS AND KAVAN P. SINGH INTEND TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A PROXY STATEMENT AND AN

ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE NAPSTER, INC. 2008 ANNUAL MEETING. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF NAPSTER, INC. FOR USE AT THE 2008 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO STOCKHOLDERS OF NAPSTER, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION WILL BE CONTAINED IN SUBSEQUENT FILINGS BY ROD WITH THE SECURITIES AND EXCHANGE COMMISSION AND IN AMENDMENTS THERETO.